Exhibit 99.1

            FIRST NIAGARA FINANCIAL GROUP, INC. RECEIVES OTS APPROVAL
                     TO PROCEED WITH SECOND STEP CONVERSION

Lockport, New York, November 15, 2002 -- First Niagara Financial Group, Inc. (Nasdaq/NMS: FNFG), the holding company for First Niagara Bank, has received approval from the Office of Thrift Supervision (OTS) for the second step conversion of First Niagara Financial Group, MHC, the mutual holding company for First Niagara Financial Group, Inc. The mutual holding company is offering for sale its 61.01% interest in First Niagara Financial Group, Inc. As a result of the conversion and offering, the mutual holding company will cease to exist, and First Niagara Financial Group will become a fully public holding company.

First Niagara Financial Group, Inc. is offering for sale between 34,850,000 and 47,150,000 shares of common stock (subject to a 15% increase) at a purchase price of $10.00 per share. Upon the completion of the conversion and stock offering, First Niagara Financial Group will issue shares of its common stock to the current public stockholders who own 38.99% of the common stock. The number of new shares which they will receive will be based on an exchange ratio that is intended to ensure that, after the conversion and offering, public stockholders will maintain approximately the same ownership interest in First Niagara Financial Group as they currently own (exclusive of any shares stockholders purchase in the offering). Public stockholders are expected to receive between
2.19879 and 2.97483 new shares (subject to a 15% increase to 3.42105 shares) of stock in exchange for each of their existing shares.

Pursuant to OTS regulations, the common stock is being offered for sale in a subscription offering, in the following order of priority: 1) First Niagara Bank's depositors with $50 or more on deposit at June 30, 2001; 2) First Niagara Financial Group's tax qualified plans, including the Employee Stock Ownership Plan and 401(k) Plan; 3) depositors with $50 or more on deposit at September 30, 2002, and 4) depositors at November 10, 2002. Depositors of Cortland Savings Bank and Cayuga Bank who were depositors prior to the November 2002 merger of these banks into First Niagara Bank will be treated as having established a deposit account at First Niagara Bank at the dates such accounts were originally opened at Cortland Savings Bank and Cayuga Bank, respectively. Shares of stock not sold in the subscription offering will be offered to the public in a concurrent community offering, with a preference to First Niagara Financial Group, Inc.'s stockholders followed by residents of the New York counties of Erie, Cayuga, Cortland, Genesee, Monroe, Niagara, Oneida, Ontario, Orleans, Seneca and Tompkins. All shares will be sold at $10.00 per share. The subscription offering period expires on December 23, 2002.

The conversion will not affect the terms and conditions of any loans held by borrowers of First Niagara Bank, nor will it affect the balances, interest rates, maturities or insurance coverage of deposit accounts. The conversion and offering are subject to the receipt of final Office of Thrift Supervision approval, and approval of the Plan by depositors of First Niagara Bank and by the public stockholders of First Niagara Financial Group, Inc.

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FNFG
Second Step OTS Approval
Page 2


Stock offering materials are being mailed to those eligible to subscribe in the subscription offering, and proxy materials are being provided to stockholders and customers eligible to vote on the Plan. Information, including details of the offering and the operations of First Niagara Financial Group, Inc. are provided in the Prospectus, which may be obtained by calling First Niagara Financial Group's Stock Information Center on or after December 2, 2002. The toll free telephone number is (866) 293-3776. Hours of operation will be from 9:00 a.m. to 4:00 p.m., Monday through Friday, commencing December 2.

First Niagara Financial Group, Inc. through its wholly owned subsidiary First Niagara Bank, has assets of more than $2.9 billion and deposits of $2.1 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 38 banking centers, two loan production offices, several financial services subsidiaries, and 75 ATMs throughout Western and Central New York.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

Corporate Information

First Niagara Financial Group, Inc.               Transfer Agent and Registrar
6950 South Transit Road                           Mellon Investor Services, LLC
P.O. Box 514                                      P.O. Box 3315
Lockport, New York  14095-0514                    South Hackensack, NJ  07606
Telephone (800) 201-6621                          Telephone (877) 785-9670
www.firstniagarafinancial.com                     www.melloninvestor.com

Press releases are being distributed by PR Newswire and can be found on the Internet, as well as appropriate trade media and financial disclosure circuits. News, analyst presentations and other information about the Corporation are available on the Internet at the Corporation's website, www.firstniagarafinancial.com. For additional information about First Niagara Financial Group, Inc. please contact:

Investor Relations:                               Media Relations:
Christopher J. Thome                              Leslie G. Garrity
Assistant Vice President,                         Assistant Vice President
Reporting and Investor Relations Manager          Public Relations and Corporate
                                                   Communications Manager
(716) 625-7645                                    (716) 625-7528
chris.thome@fnfg.com                              leslie.garrity@fnfg.com


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